Exhibit 99.1

Michael Daniels Brings 36 Years Experience Having Recently Retired from IBM

WINDSOR, CT, October 8, 2013 (GLOBE NEWSWIRE) – SS&C Technologies Holdings, Inc. (Nasdaq:SSNC), a global provider of financial services software and software-enabled services, today announced that Michael Daniels has joined the company’s Board of Directors.

“Michael Daniels is widely recognized for his contribution in helping to build IBM’s Global Services business. He brings significant knowledge and a wealth of expertise gained over his extensive career at IBM,” said Bill Stone, Chairman and Chief Executive Officer, SS&C Technologies. “His contribution as a member of the SS&C Board will be invaluable as we continue building a global business built on world class systems and integrating them with subject matter expertise.”

Mr. Daniels retired from his long-standing leadership position as head of IBM Global Services in March this year. On joining the Board he said, “I’m excited to join the SS&C Technologies team at a time when the company is primed for growth. As the firm expands its software-enabled services and capabilities in areas including trading, risk, investor communications and asset coverage, I’m confident that my years in the industry focusing on outsourcing services and integrated technology services will stand me in good stead.”

Mr. Daniels carved out his career at IBM over 36 years. In his leadership role as Senior Vice President of Global Technology Services for IBM Global Services he oversaw the go-to-market and business line management for IBM’s offerings in strategic outsourcing, integrated technology services, small and medium business services, maintenance and IBM Global Financing. Prior to this, as General Manager of Sales and Distribution Operations in the Americas, he restored the business to growth and led Global Services in the Asia Pacific region.

Mr. Daniels is an Independent Director of Tyco International Ltd. He has a bachelor’s degree in political science from Holy Cross College in Massachusetts where he now serves as a member of the Board of Trustees.

SS&C Technologies 80 Lamberton Road Windsor, CT 06095 USA

Tel +1-800-234-0556 +1-860-298-4500  Fax +1-860-298-4987 E-mail

About SS&C Technologies

SS&C is a global provider of investment and financial software-enabled services and software focused exclusively on the global financial services industry. Founded in 1986, SS&C has its headquarters in Windsor, Connecticut and offices around the world. Some 5,500 financial services organizations, from the world’s largest institutions to local firms, manage and account for their investments using SS&C’s products and services. These clients in the aggregate manage over $26 trillion in assets.

Additional information about SS&C (NASDAQ: SSNC) is available at www.ssctech.com.

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For more information

Patrick Pedonti Chief Financial Officer

Tel: +1-860-298-4738

E-mail: InvestorRelations@sscinc.com

Justine Stone

Investor Relations Coordinator

Tel: +1- 212-367-4705

E-mail: justine.stone@sscinc.com

Media Contacts

Caroline Beer

Metia (UK)

Tel. +44 (0)20 3100 3796

Email: ss&c@metia.com

Kelly Holman

BackBay Communications (US)

Tel: +1 212 520 1385, ext. 4

Email: ss&c@metia.com